Exhibit 10.1
FORM OF
PERFORMANCE SHARE AWARD
(RTI International Metals, Inc. 2004 Stock Plan)
     THIS PERFORMANCE SHARE AWARD (this “Award”) is granted by RTI International Metals, Inc., an Ohio corporation (the “Company” or “RTI”), to you (“Recipient”), a director or employee of the Company or one of its subsidiaries, pursuant to the terms and conditions of the RTI International Metals, Inc. 2004 Stock Plan, as amended from time to time (the “Plan”), a copy of which has been delivered to you.

Name of Recipient:

Grant Date:

     This document shall constitute an “Award Agreement” as that term is defined in the Plan and the Award shall be granted pursuant to Section 10 of the Plan. In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Award and the Plan, the Plan shall control. The Company recognizes the value of your continued service and contributions to the Company and has awarded you this Performance Share Award under the Plan, subject to the terms and conditions set forth in this Award Agreement.
1. Performance Share. For the purposes of this Award, a granted “Performance Share” is an award representing the right to receive a specified number of shares of the Company’s common stock (the “Common Stock”) if earned as set forth below, which right, if payable, shall be paid solely in shares of Common Stock. The “Performance Period” shall mean the ___(___) year period from ___through ___.
2. Grant of Performance Share Award. The Company hereby grants to Recipient an award of ___Performance Shares under the Plan (the “Target Award”), which shall be subject to a maximum number of Performance Shares allowable under this Award of 200% of the Target Award (the “Maximum Award”), to ultimately be determined and earned, if at all, in accordance with Section 3 below.
3. Determination of Shares Earned. Subject to Section 6 below, the Company shall deliver to Recipient one (1) share of Common Stock for each whole Performance Share that is earned in accordance with the following schedule:

If Total Shareholder Return (“TSR”) is:	Performance Shares earned as a percentage of Target Award will be:

less than the 30th percentile of the Peer Group TSR	0%

greater than or equal to the 30th percentile and less than the 50th percentile of the Peer Group TSR	50.00% to 99.99% [1]

equal to the 50th percentile of the Peer Group TSR	100.00% (Target Award)

greater than the 50th percentile but less than the 75th percentile of the Peer Group TSR	100.00% to 199.99% [2]

greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

[1]	In the event that TSR is greater than or equal to the 30th percentile and less than the 50th percentile of the Peer Group Index, the Performance Shares earned as a percentage of the Target Award will be computed by adding 50% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Peer Group TSR less 30% divided by (ii) 20%; multiplied by (B) 50%.

[2]	In the event that TSR is greater than or equal to the 50th percentile and less than the 75th percentile of the Peer Group Index, the Performance Shares earned as a percentage of the Target Award will be computed by adding 100% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Peer Group Index less 50% divided by (ii) 25%; multiplied by (B) 100%.

Total Shareholder Return (“TSR”) is defined as the share price appreciation of the Company’s Common Stock plus dividends accrued, as measured during the Performance Period. The starting and ending points for calculating TSR are the average closing stock price of the Common Stock for the five (5) trading days prior to the start or end date, as applicable. The Peer Group utilized for comparative purposes under the Award is as established by the Company’s Compensation Committee or other Administrator (as defined in the Plan) of the Plan (hereinafter, the “Compensation Committee”) at the Grant Date, and is set forth on Annex A attached hereto. Only whole Shares shall be earned in accordance with this Award. By way of example to illustrate the calculation of Performance Shares earned under this Award, a TSR equal to the 35th percentile of the Peer Group TSR with a Target Award of 100 shares of Common Stock would result in delivery of 62 earned shares of Common Stock.
4. Delivery of Shares. After completion of the Performance Period, the Compensation Committee shall certify in writing the extent to which the performance goals and other material terms, as set forth herein, have been achieved and such certification shall be controlling for all purposes. Except as otherwise provided in Section 6, the Company shall cause a stock certificate representing shares of Common Stock equal to the number of Performance Shares earned (net of any Performance Shares applied pursuant to Section 11 below) and determined under Section 3 to be issued to Recipient in the calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year.
5. Limitation of Rights; Dividend Equivalents. Prior to the receipt of shares of Common Stock as outlined in Section 3 above, Recipient shall not have (i) any right to transfer any rights under the Performance Shares except as permitted by Section 8 below, (ii) any rights of ownership of the shares of Common Stock subject to the Performance Shares before the issuance of such shares, (iii) any right to vote such shares, or (iv) the right to receive any cash dividends paid on shares underlying Performance Shares if and when cash dividends are paid to shareholders of the Company.
6. Forfeiture; Proration; Recoupment. (A) Unless otherwise set forth below or otherwise determined by the Compensation Committee, all outstanding Awards shall be forfeited immediately if a Recipient’s employment with or service to the Company or its subsidiaries is terminated for any reason. (B) In the event of Recipient’s death during the Performance Period, Recipient shall be entitled to a Prorated portion of the Performance Shares earned based on the Company’s actual performance calculated as if the Performance Period had been completed on the date of death. Any payouts pursuant to a Recipient’s death shall be paid to Recipient’s estate. (C) In the Event of Recipient’s retirement (retirement shall be deemed to occur only under conditions by which the Recipient would be entitled to an immediately receivable pension, and not a deferred vested pension in the event such Recipient is a participant in a defined benefit pension plan) or Disability, Recipient shall be entitled to a Prorated portion of the Performance Shares earned as calculated following the end of the Performance Period. Any payouts following Recipient’s retirement or Disability shall be made on the same schedule as payouts pursuant to Section 4 above. (D) The Compensation Committee may cause the immediate forfeiture of Awards after a Recipient’s employment with or service to the Company terminates if the Committee deems such forfeiture to be in the best interests of the Company. Any and all forfeitures of shares shall be evidenced by written notice to the Recipient. (E) For the purposes of this Award, the term “Prorated” shall mean the manner in which a payout is calculated based on the ratio of the number of complete months Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period. (F) If the Company’s Board of Directors or a committee thereof determines that any fraud, negligence, or intentional misconduct by the Recipient or other officers of Company was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Compensation Committee retains the right to cause the immediate forfeiture of this Award or, during the two year period following any payout hereunder, to require reimbursement of any payout under this Award (or proceeds therefrom) in the event the payout would have been reduced due to such restatement.
7. Nontransferability. Except as otherwise provided in the Plan, the Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Performance Shares in violation of this paragraph or the Plan shall render this Award null and void.
8. Adjustments; Acceleration. (A) The number of shares of Common Stock covered by the Performance Shares shall be adjusted as set forth in Section 5(e) of the Plan to reflect dividends or other distributions, recapitalizations, stock splits, reverse stock splits, reorganizations, mergers, consolidations, split-ups, spin-offs, combinations, repurchases or exchanges. (B) In the event Recipient is entitled to any acceleration upon a change in control pursuant to the terms of the Plan or pursuant to any other employment agreement or policy of the Company, any Performance Period then in effect shall immediately terminate and any payout under this Award shall be calculated at the greater of (i) 100% of the Target Award or (ii) the Company’s actual performance over the abbreviated Performance Period.
9. Peer Group Adjustments. The following adjustments shall be made to the Peer Group during the Performance Period:
(a)	If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.

(b)	If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period.

(c)	If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period.

(d)	If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period.

(e)	If RTI and/or any member of the Peer Group split its stock or declare a distribution of shares, such company’s TSR performance will be adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies.

(f)	Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group in reverse chronological order by bankruptcy date.

In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.
10. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Award, and the Compensation Committee shall round fractions down.
11. Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Shares. Such payment shall be made in full, at Recipient’s election, in cash or check, or by the tender of previously acquired shares of Common Stock (including Performance Shares then earned and immediately deliverable under this Award). Performance Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s Common Stock on the date such withholding obligation arises.
12. No Continued Rights; Rights Unsecured. The granting of this Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with the Company or any one of its subsidiaries, nor shall it interfere in any way with any right that the Company or any one or it’s subsidiaries would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her services at any time. The Company shall remain the owner of all Performance Shares and Recipient shall have only the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of Recipient hereunder shall be that of an unsecured general creditor of the Company and Recipient shall not have any security interest in any assets of the Company.
13. Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.
14. Controlling Law. The validity, construction and effect of this Award will be determined in accordance with the internal laws of the State of Ohio without giving effect to the conflict of laws. Recipient and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of the State of Ohio. Recipient and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.
15. Entire Agreement. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to this Award, except that this Award shall be subject to the terms and conditions set forth in any employment agreement between Recipient and Company. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein. Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.
16. Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

17. Section 409A of the Code. This Award is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without Recipient’s consent, modify or amend the terms of this Award, impose conditions on the timing and effectiveness of the issuance of the Performance Shares, or take any other action it deems necessary to cause this Award to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding, Recipient recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.
BY YOUR SIGNATURE and the signature of the Authorized Officer below, you and the Company agree that this Award is granted under and governed by the terms and conditions of RTI International Metals, Inc.’s 2004 Stock Plan, as amended from time to time, and the terms and conditions contained herein, as well as such administrative regulations as the Compensation Committee may adopt from time to time.

RTI International Metals, Inc.		Accepted as of the above date:

By		By:

	Authorized Officer		Signature of Recipient

ANNEX A — Peer Group
The “Peer Group TSR” for the Performance Period shall be the average equity share price appreciation plus dividends accrued, as measured during the Performance Period, of each member of the Peer Group (set forth below).
The following sets forth the list of companies included in establishing the Peer Group for purposes of establishing the award thresholds for the Performance Period, as approved by the Compensation Committee as of or prior to the date of grant of this Award and subject to adjustment pursuant to Section 9:
[Peer Group Listing]
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